As filed with the Securities and Exchange Commission on September 5, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-65923
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-32092
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-32096
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-53446
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-55978	POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-73904
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-107659
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-125862
POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-135910
UNDER THE SECURITIES ACT OF 1933

Hanover Compressor Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0625124 (I.R.S. Employer Identification No.)
12001 North Houston Rosslyn
Houston, Texas 77086
(Address of registrant’s principal executive offices)
1992 Stock Compensation Plan
1993 Management Stock Option Plan
1993 Senior Executive Stock Option Plan
1995 Amended and Restated Hanover Compressor Company Incentive Option Plan
1995 Senior Executive Stock Option Plan
1995 Management Option Plan
1995 Employee Stock Option Plan
1996 Employee Stock Option Plan
1997 Stock Option Plan
1998 Stock Option Plan
1999 Stock Option Plan
December 9, 1998 Stock Option Plan
1996 Employee Stock Offering
December 23, 1996 Common Stock Offering
1995 Management Stock Offering
1995 Employee Stock Offering
1993 Management Stock Offering
1992 Stock Offering
Subscription Agreement between Hanover Compressor Company and Donald M. Deville
1997 Stock Purchase Plan
Applied Process Solutions Incorporated Amended 1998 Stock Option Plan
The Hanover Companies Retirement Savings Plan
Hanover Compressor Company 2001 Equity Incentive Plan
Hanover Compressor Company 2003 Stock Incentive Plan
Hanover Compressor Company 2006 Stock Incentive Plan
(Full title of Plan)
Donald C. Wayne
Senior Vice President, General Counsel and Secretary
Exterran Holdings, Inc.
4444 Brittmoore
Houston, Texas 77041
(713) 335-7000
(Name, address and telephone number of agent for service)

DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURES

DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements of Hanover Compressor Company (the “Registrant”).
     Registration Statement on Form S-8 (File No. 333-65923), pertaining to the registration of 2,945,534 shares of the Registrant’s common stock issuable under the Registrant’s 1992 Stock Compensation Plan, 1993 Management Stock Option Plan, 1993 Senior Executive Stock Option Plan, 1995 Amended and Restated Hanover Compressor Company Incentive Option Plan, 1995 Senior Executive Stock Option Plan, 1995 Management Option Plan, 1995 Employee Stock Option Plan, 1996 Employee Stock Option Plan, 1997 Stock Option Plan and 1998 Stock Option Plan.
     Registration Statement on Form S-8 (File No. 333-32092), pertaining to the registration of 650,000 shares of the Registrant’s common stock issuable under the Registrant’s 1999 Stock Option Plan and December 9, 1998 Stock Option Plan.
     Registration Statement on Form S-8 (File No. 333-32096), pertaining to the registration of 1,456,763 shares of the Registrant’s common stock issuable under the Registrant’s 1996 Employee Stock Offering, December 23, 1996 Common Stock Offering, 1995 Management Stock Offering, 1995 Employee Stock Offering, 1993 Management Stock Offering, 1992 Stock Offering, Subscription Agreement between Hanover Compressor Company and Donald M. Deville and 1997 Stock Purchase Plan.
     Registration Statement on Form S-8 (File No. 333-53446), pertaining to the registration of 127,813 shares of the Registrant’s common stock issuable under the Registrant’s Applied Process Solutions Incorporated Amended 1998 Stock Option Plan.
     Registration Statement on Form S-8 (File No. 333-55978), pertaining to the registration of 567,583 shares of the Registrant’s common stock issuable under the Registrant’s The Hanover Companies Retirement Savings Plan.
     Registration Statement on Form S-8 (File No. 333-73904), pertaining to the registration of 1,500,000 shares of the Registrant’s common stock issuable under the Registrant’s Hanover Compressor Company 2001 Equity Incentive Plan.
     Registration Statement on Form S-8 (File No. 333-107659), pertaining to the registration of 3,000,000 shares of the Registrant’s common stock issuable under the Registrant’s Hanover Compressor Company 2003 Stock Incentive Plan.
     Registration Statement on Form S-8 (File No. 333-125862), pertaining to the registration of 400,000 shares of the Registrant’s Hanover Compressor Company 2003 Stock Incentive Plan.
     Registration Statement on Form S-8 (File No. 333-135910), pertaining to the registration of 6,000,000 shares of the Registrant’s Hanover Compressor Company 2006 Stock Incentive Plan.
     The plans identified above are collectively referred to as the “Plans.”
     On August 20, 2007, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Registrant, Universal Compression Holdings, Inc., a Delaware corporation (“Universal”), Exterran Holdings, Inc., a Delaware corporation (formerly known as Iliad Holdings, Inc.) (“Holdco”), Hector Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Hanover Merger Sub”), and Ulysses Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Universal Merger Sub”), the Registrant merged with and into Hanover Merger Sub, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned subsidiary of Holdco. As provided in the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Registrant was automatically converted into the right to receive 0.325 shares of Holdco Common Stock, provided that cash was paid in lieu of any fractional shares. As a result of the Merger, the Registrant has terminated the Plans with respect to any new offerings of its Common Stock under the Registration Statements.
     In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of August, 2007.

Hanover Compressor Company (Registrant)
By:	/s/ Stephen A. Snider
Name:	Stephen A. Snider
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 29th day of August, 2007.

Signature	Title

/s/ Stephen A. Snider Stephen A. Snider	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ J. Michael Anderson J. Michael Anderson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Kenneth R. Bickett Kenneth R. Bickett	Vice President and Corporate Controller (Principal Accounting Officer)
/s/ Brian A. Matusek Brian A. Matusek	Director